EXHIBIT 23.1



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Diamond Home Services, Inc. of our report dated February 21, 1997, included in the 1996 Annual Report to Shareholders of Diamond Home Services, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-13381) pertaining to the Diamond Home Services, Inc. Incentive Option Plan and the Diamond Home Services, Inc. 1996 Nonemployee Director Stock Option Plan of Diamond Home Services, Inc. of our report dated February 21, 1997, with respect to the consolidated financial statements of Diamond Home Services, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                                      Ernst & Young LLP

                                                      /s/ Ernst & Young LLP
Chicago, Illinois
March 31, 1997